Exhibit 21

SUBSIDIARIES OF PREMIER, INC.

Name of Subsidiary                        State/Province of Incorporation

Premier Services, LLC (1)                        Delaware
Premier Healthcare Alliance, L.P. (2)                California
Premier Supply Chain Improvement, Inc. (3)                Delaware
Premier Healthcare Solutions, Inc. (3)                Delaware
Premier Marketplace, LLC (3)                    Delaware
Provider Select LLC (3)                        Delaware
NS3Health, LLC (4)                        Florida
SVS LLC (5)                            North Carolina
Commcare Pharmacy - FTL, LLC (6)                Florida
Commcare Pharmacy - WPB, LLC (6)                Florida
Commcare Pharmacy - MIA, LLC (6)                Florida
Commcare Pharmacy - NYC, LLC (6)                Florida
NS3 Software Solutions, LLC (6)                    Florida
Meddius, LLC (7)                        Virginia
Premier Insurance Management Services, Inc. (7)            California
Premier Pharmacy Benefit Management, LLC (7)            Delaware
Symmedrx, LLC    (7)                        Kansas
MEMdata, LLC (7)                        Texas
Aperek, Inc. (7)                            North Carolina
TheraDoc, Inc. (7)                        Delaware
Healthcare Insights, LLC (7)                    Illinois
CECity.com, Inc. (7)                        Pennsylvania
InFlowHealth, LLC (7)                        California

(1) Wholly owned by Premier, Inc.
(2) Premier Services, LLC holds an approximately 32% controlling general partnership interest at June 30, 2016.
(3) Wholly owned by Premier Healthcare Alliance, L.P. (4) Wholly owned by Premier Supply Chain Improvement, Inc., and is d/b/a Commcare Specialty Pharmacy.
(5) Wholly owned by Premier Supply Chain Improvement, Inc., and is d/b/a S2S Global.
(6) Wholly owned by NS3Health, LLC.
(7) Wholly owned by Premier Healthcare Solutions, Inc.